EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This is an Employment Agreement (Agreement) between ZOMAX INCORPORATED, a Minnesota corporation, (hereinafter “Zomax”), and Anthony Angelini (hereinafter “Executive”).

Section 1

DEFINITIONS

1.                                      Definitions.

The following capitalized terms used in this Agreement shall be defined as follows:

Agreement shall mean this Agreement between Zomax and Executive.

Base Salary shall mean the annual base salary payable to Executive pursuant to Section 3.1 hereof, and “monthly Base Salary” shall mean the Base Salary divided by twelve (12).

Board shall mean the Board of Directors of Zomax.

Cause shall mean termination of the Executive’s employment with Zomax by the Board because of (1) gross misconduct, dishonesty or disloyalty which results in material harm to Zomax; (2) willful and material breach of this Agreement by Executive (other than Executive’s failure to perform his duties hereunder resulting from incapacity due to physical or mental illness) which has not been corrected by Executive within two weeks of receipt of notice from Zomax of the occurrence of such event; (3) conviction or entry of a plea of guilty or nolo contendere to any felony or to any misdemeanor involving fraud, misrepresentation or theft; or (4) the failure of Executive to comply in all material respects with policies and procedures adopted by the Board of Directors and committees of the Board of Directors relating to and including, but not limited to, governance, securities trading, corporate disclosure practices and executive annual training and education.  Zomax acknowledges that it has been the subject of a civil investigation for the past several years, that Executive served as an officer of Zomax during the period covered by the investigation and that Executive’s actions during this period do not constitute cause as defined herein. No act, or failure to act, by Executive shall be considered “willful” unless committed without good faith and without a reasonable belief that the act or omission was in Zomax’s best interest.

A Change of Control shall be deemed to have occurred if (1) any “person” (as such term is used in Section 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Zomax representing 30% or more of the combined voting power (with respect to the election of directors) of Zomax’s then outstanding securities; (2) at any time after the execution of this Agreement, individuals who as of the date of the execution of this Agreement constitute the

Board (and any new director whose election to the Board or nomination for election to the Board by Zomax’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office) cease for any reason to constitute a majority of the Board; (3) the consummation of a merger or consolidation of Zomax with or into any other corporation, other than a merger or consolidation which would result in the holders of the voting securities of Zomax outstanding immediately prior thereto continuing to continue to hold (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 70% of the combined voting power (with respect to the election of directors) of the securities of Zomax or of such surviving entity outstanding immediately after such merger or consolidation; or (4) the consummation of a plan of complete liquidation of Zomax or of an agreement for the sale or disposition by Zomax of all or substantially all of Zomax’s business or assets.

Change of Control Payments shall mean any payment (including any benefit or transfer of property) in the nature of compensation to or for the benefit of Executive under any arrangement which is partially or entirely contingent on a Change of Control, or is deemed to be contingent on a Change of Control for purposes of Section 280G of the Code.  As used in this definition, the term “arrangement” includes any agreement between Executive and Zomax and any and all of Zomax’s salary, bonus, incentive, compensation or benefit plans, programs or arrangements, and shall include this Agreement.

Code shall mean the Internal Revenue Code of 1986, as amended from time to time.

Company shall mean Zomax Incorporated, a Minnesota corporation, any subsidiaries thereof, and any successors or assigns, including any Successor.

Company Product means any product, product line or service (including any component thereof or research to develop information useful in connection with a product or service) that is being designed, developed, manufactured, marketed or sold by Zomax at the time of the termination of Executive’s employment with Zomax or with respect to which Zomax has acquired, prior to termination of Executive’s employment, Confidential Information which it intends to use in the design, development, manufacture, marketing or sale of a product or service.

Competitive Product means any product, product line or service (including any component thereof or research to develop information useful in connection with a product or service) that is being designed, developed, manufactured, marketed or sold by anyone other than Zomax and is of the same general type, performs similar functions, or is used for the same purposes as a Company Product.

Confidential Information means any information or compilation of information that Executive learns or develops during the course of his employment with Zomax that derives independent economic value from not being generally known, or readily ascertainable by proper means, by other persons who can obtain economic value from its disclosure or use.  It includes but is not limited to trade secrets, inventions, discoveries, and may relate to such matters as research and development, manufacturing processes, management systems and techniques and sales and marketing plans and information.

Good Reason shall mean (1) a substantial reduction in the nature or status of Executive’s responsibilities hereunder, including if Executive should no longer serve as the Chief Executive Officer, or report to the board of directors, of Zomax or an ultimate parent entity; (2) a reduction by the Company in the Executive’s Base Salary or target bonus opportunity except a reduction may be permitted if the Company reduces the base salaries or target bonus opportunities of its senior executives generally provided that such reduction shall not exceed the average percentage reduction of all senior executives of this Agreement; (3) the failure to comply with the Section 3.3 of this Agreement; (4) a requirement to relocate outside of the San Francisco Bay Area; (5) failure by Zomax to allow Executive to participate to the full extent in all plans, programs or benefits in accordance with this Agreement; (6) failure by Zomax to nominate and endorse Executive for reelection to the Board during the Term; and (7) failure by a successor to assume all of the terms and conditions of this Agreement.  Notwithstanding the foregoing, “Good Reason” shall be deemed to occur only if such event enumerated in (1), (2), (3), (4) or (5) above has not been corrected by Zomax within two weeks of receipt of notice from Executive of the occurrence of such event, which notice shall specifically describe such event.

Inventions means any inventions, discoveries, improvements, ideas or works of authorship (whether patentable or not and including those which may be subject to copyright protection) generated, conceived, authored or reduced to practice by Executive alone or in conjunction with others, during or after working hours, while an employee of Zomax, and that:

(i)                                     are derived in whole or in part from, or use, incorporate or represent any improvement to any Invention or trade secret of Zomax; or

(ii)                                  result from any work Executive performs for Zomax; or

(iii)                               use any of Zomax’s equipment, supplies, facilities or trade secret information; or

(iv)                              otherwise relate to Zomax’s products or Zomax’s present or reasonably foreseeable future research or development.

Term shall mean the term of Executive’s employment under Section 2.3 below.

Person shall mean an individual, partnership, corporation, estate or trust or other entity.

Successor shall be any entity acquiring substantially all of the assets of Zomax or a corporation into which Zomax is merged or with which it is consolidated.

Section 2

EMPLOYMENT AND TERMS OF AGREEMENT

2.1                               Employment.  Zomax hereby agrees to continue to employ Executive, and Executive hereby agrees to continue his employment as President and Chief Executive Officer of Zomax, subject to the terms and conditions of this Agreement and shall report directly to the Board.  At all relevant times during the Term, Zomax agrees to nominate Executive for election to the Board.  Executive understands and agrees that he will immediately resign from the Board (and from any other Zomax directorships or offices) upon termination of his employment for any reason.

2.2                               Duties.

a.                                       During the term of his employment pursuant to this Agreement, Executive shall serve Zomax faithfully and to the best of his ability and shall devote substantially all his business and professional time, energy, and diligence to the performance of the duties of such office and he shall perform such service and duties in connection with the business and affairs of Zomax (i) as are customarily incident to such office and (ii) as may reasonably be assigned or delegated to him by the Board and/or its director designee.  Executive may engage in appropriate civic, charitable or religious activities and devote a reasonable amount of time to private investments or, with the consent of Zomax’s Board of Directors which shall not be withheld unreasonably, serve on up to two (2) boards of directors of other entities, in each case, as long as such activities and service do not interfere or conflict with Executive’s duties and responsibilities to Zomax and its affiliates.

b.                                      Subject to the terms of this Agreement, Executive agrees to be subject to Zomax’s control, rules, regulations, policies and programs.

2.3                               Term of Employment.

a.                                       The term of this Agreement shall be effective as of the date hereof and shall extend until terminated as expressly provided herein.

b.                                      Unless extended by mutual consent or as provided in Section 2.3(c) below, this Agreement shall terminate one year from the date hereof (the “Initial Term”).

c.                                       On and after the Initial Term, this Agreement shall be deemed extended from year to year (“Extension Year”) unless, no later than three (3) months prior to the end of the Initial Term or applicable Extension Year (as the case may be), Zomax or the Executive shall have notified the other party in writing that it or he does not elect to extend the Initial Term or applicable Extension Year (as the case may be) past its then expiration date.

Section 3

COMPENSATION, BENEFITS AND OTHER ENTITLEMENTS

3.1                               Base Salary.  As compensation for his services to Zomax and as compensation for his confidentiality and noncompetition agreements provided in Sections 7 and 9 of this

Agreement, Executive shall be paid a bi-weekly salary of $17,307.69.  The Base Salary may be increased or reduced; provided, however, that any reduction shall be permitted only if the Company reduces the base salary of its senior executives generally and such reduction shall not exceed the average percentage reduction for all senior executives.  The base annual salary shall be inclusive of all applicable income, Social Security, and other taxes and charges that are required by law to be withheld by Zomax or that are requested to be withheld by Executive.

3.2                               Bonus.  In addition to the base salary payable to Executive pursuant to Section 3.1 above, Executive will be eligible to receive an annual bonus for each year of service under this Agreement.  During the Term, the bonus shall be targeted at no less than 70% of Base Salary, unless the Company reduces the target bonus of its senior executives generally and such reduction does not exceed the average percentage reduction for all senior executives.  The criteria for payout of Executive’s bonus and his target bonus opportunity for a particular year shall, subject to the preceding sentence, be determined solely within the discretion of the Board or Compensation Committee of Zomax and shall be communicated to Executive no later than March 1 of each year.  The bonus earned by Executive, if any, will be paid to Executive no later than March 1 of the following year.

3.3                               Long-Term Incentives.  In addition to the base salary and bonus payable to Executive pursuant to Sections 3.1 and 3.2, Executive will be eligible to receive annual equity based awards for each year of service under this Agreement.  The Compensation Committee in its sole discretion will determine whether to grant to Executive any equity based awards in a particular year and the size of such awards.  The terms and conditions of such awards shall be no less favorable than awards granted to other senior executives.  In making these determinations, the Compensation Committee will take into account the Company’s and Executive’s performances.

3.4                               Benefits.  Executive shall be eligible to participate in or receive benefits under all senior executive and employee benefit plans, health plans, or arrangements, if any, made available from time to time by Zomax to its senior executive employees as set forth in an employee manual or otherwise, including but not limited to deferred compensation, supplemental retirement and Section 401(k) plans, disability, life and other insurance plans and programs, all hospitalization and health and welfare plans and programs, and stock options, restricted share, incentive or other bonus plans.  Subject to Sections 3.2 and 3.3, Zomax retains the right to amend, modify or terminate any of its benefits or benefit plans during the term of Executive’s employment.

3.5                               Miscellaneous Benefits.  Zomax shall provide Executive the following additional benefits:

a.                                       Reimbursement of all ordinary and necessary expenses incurred by Executive for Zomax business, and

b.                                      As of the effective date of this Agreement, Executive had approximately 87 days of accrued vacation benefits, valued at approximately $ 150,000, pursuant to the

Company’s current vacation policy, and such benefits will continue to accrue under the terms of the Company’s current vacation policy until the Company effects a new vacation policy which is currently in process.  When the new vacation policy is implemented, Executive’s accrued vacation benefits will be frozen.  Thereafter, Executive agrees to be bound by the terms and conditions of the new policy.  The accrued vacation days as frozen may be utilized by Executive from time to time at his reasonable discretion.  On the termination of this Agreement or his employment for any reason, Executive will be paid in cash in an amount equal to the value of the vacation days remaining in the frozen account.  This amount will be paid in full within five (5) days of the effective date of the termination of his employment or this Agreement for any reason.

Section 4

TERMINATION OF EMPLOYMENT

4.1                               Termination.  Notwithstanding any other provision of this Agreement to the contrary or appearing to be to the contrary, Executive’s employment shall terminate as follows:

a.                                       By mutual written agreement of the parties.

b.                                      Upon Executive’s death.

c.                                       Zomax shall have the right to terminate Executive’s employment upon Executive’s inability to perform the essential functions of his position due to physical or mental disability as determined in the good faith judgment of the Board of Directors, provided such inability continues for a period of ninety (90) consecutive days, one hundred twenty (120) non-consecutive days in any twelve (12) month period, or longer period as may be required by applicable law.

d.                                      Subject to Sections 4.1(c) and 4.1(f), upon ninety (90) days’ written notice to Executive by Zomax.

e.                                       Subject to Sections 4.1(g) and 4.1(h), upon ninety (90) days’ written notice by Executive to Zomax.

f.                                         Zomax shall have the right to terminate Executive’s employment immediately for “Cause” as defined in Section 1 above.

g.                                      Executive shall have the right to resign from his employment immediately for “Good Reason” as defined in Section 1 above.

h.                                      Executive shall have the right to resign from his employment immediately for any reason at any time during the one (1) year period after a Change of Control.

4.2                               Payment Upon Termination of Employment for Cause or Resignation Without Good Reason.

a.                                       If Executive’s employment is terminated by Zomax for Cause or if Executive resigns from his employment hereunder other than for Good Reason, then Executive shall only be entitled to receive the “Accrued Benefits.”  For purposes of this Agreement, the “Accrued Benefits” shall mean any accrued and unpaid Base Salary through the termination date, any other benefits under any plan or program in accordance with the terms of such plan or program (including any vesting requirements) and benefits provided in accordance with customary practices of Zomax at Executive’s expense (e.g., hospitalization and medical insurance).

b.                                      The date of termination of Executive’s employment by Zomax under the circumstances described in this Section 4.2 shall be effective immediately upon receipt by Executive of written notice of termination.  The date of resignation by Executive under the circumstances described in this Section 4.2 shall be ninety (90) days after receipt by Zomax of written notice of resignation.

4.3                               Payment Upon Termination of Employment Without Cause, Resignation for Good Reason, Termination or Resignation Following Change of Control and Failure to Extend Employment Agreement.

a.                                       If Executive’s employment is terminated Without Cause, Executive resigns from his employment hereunder for Good Reason, Executive is terminated or resigns from his employment hereunder for any reason within one (1) year after a Change of Control, or Zomax or its successor fails to extend this Agreement at the end of the Initial Term or any Extension Year, Executive shall be entitled to the Accrued Benefits and to receive the following:

(i)                                     Executive shall receive, within thirty (30) days after any such termination without cause or resignation for good reason or without an extension by Zomax at the end of the Initial Term of this agreement or any Extension Year, a lump sum payment in an amount equal to 1.7 times his Base Salary in effect on the effective date of such termination or resignation or as of the end of the Initial Term or Extension Year.  Zomax shall be entitled to deduct or withhold all taxes and charges which may be required to be deducted or withheld therefrom.  It is understood by the parties that in the event of a Change of Control, Executive will be entitled to receive the above-described lump sum payment from Zomax or its successor within thirty (30) days after:  (i) a Change of Control if Executive declines to begin working for successor; (ii) Executive is terminated by successor for any reason within one (1) year after a Change of Control; or (iii) Executive resigns from his employment by successor for any reason.

(ii)                                  With respect to any outstanding stock options, SARs, restricted stock awards, performance share awards or other equity-based awards granted to

Executive, all restrictions shall lapse immediately and such awards shall fully vest, all outstanding options and SARs will become exercisable immediately, and all performance share objectives shall be deemed to have been meet.

(iii)                               Executive and his family shall be entitled to continued participation in hospital and medical plans and programs of Zomax at Zomax’s expense for a twelve (12) month period following such termination, resignation or end of the Initial Term or Extension Year subject to early termination of participation upon Executive becoming entitled to comparable benefits on subsequent employment.

(iv)                              Executive shall be entitled to payment in full, upon the effective date of Termination or Resignation for Good Reason, or the failure to extend Executive’s employment at the end of the Initial Year or Extension Year, of all unpaid vacation allowances.

b.                                      The date of termination of Executive’s employment by Zomax Without Cause shall be ninety (90) days after receipt by Executive of written notice of termination.  The date of termination or resignation by Executive for any reason within one (1) year after a Change of Control or Resignation for Good Reason shall be effective immediately upon receipt by Zomax of written notice of resignation or the date of receipt by Executive of the termination notice.  The date of termination of Executive’s employment for failure to extend his employment shall be the date on which the Initial Term or Extension Year terminates.

c.                                       Anything in the Agreement to the contrary notwithstanding, if any payment or benefit of any type to or for the benefit of Executive by Zomax, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of Zomax’s assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”)) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or otherwise (the “Payments”), would, but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then such Payment(s) shall be equal to the Greater Amount.  The “Greater Amount” shall be either (1) the largest portion of the Payment(s) that would result in no portion of the Payment(s) being subject to the Excise Tax or (2) the Payment(s) in full, whichever amount after taking into account all applicable federal, state and local taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greatest amount of the Payment(s).  If a reduction in payments or benefits is necessary so that the Payment(s) equals the Greater Amount, reduction shall occur in the following order unless Executive elects in writing a different order:  reduction of cash payments; reduction of non-cash payments.

4.4.                            Payment Upon Termination of Employment by Disability or Death.

a.                                       In the event of termination of Executive’s employment pursuant to Section 4.1(b) or 4.1(c), the Executive and/or his family (or Executive’s estate, as the case may be), shall be entitled to the Accrued Benefits and the following:

(i)                                     Executive shall receive, within thirty (30) days after any such termination, resignation, or without an extension by Zomax at the end of the Initial Term of this agreement or any Extension Year, a lump sum payment in an amount equal to 1.7 times his Base Salary in effect on the effective date of such termination or resignation or as of the end of the Initial Term or Extension Year.  Zomax shall be entitled to deduct or withhold all taxes and charges which Zomax may be required to deduct or withhold therefrom.

(ii)                                  With respect to any outstanding stock options, SARs, restricted stock awards, performance share awards or other equity-based awards granted to Executive, all restrictions shall lapse immediately and such awards shall fully vest, all outstanding options and SARs will become exercisable immediately, and all performance share objectives shall be deemed to have been meet.

(iii)                               Executive and/or his family shall be entitled to continue participation in hospital and medical plans and programs of Zomax at Zomax’s expense for an eighteen (18) month period.  Thereafter, Zomax shall pay to Executive and/or his family the sum of $6,000 per year to be prorated for a partial year, during the period of disability or, if later, until Executive reaches age 62 or would have reached age 62 if he had survived; provided, that the first payment shall be payable on the day following the expiration of such eighteen (18) month period and any subsequent payments shall be payable on each anniversary of such day.

(iv)                              Executive (or, in the event of his death, Executive’s estate or his designated beneficiary) shall be entitled to receive benefits under any other Company plan or program (to the extent Executive is vested) in accordance with the terms of such plan or program.  Should Executive’s employment terminate pursuant to Section 4.1(c), he shall be entitled to continued contributions under Zomax’s qualified profit sharing plan 401(k) to the extent permitted in said Plan.

(v)                                 Executive shall be entitled to payment in full, upon the effective date of termination, for Good Reason, retirement or the end of the Initial Year or Extension Year, of all unpaid vacation allowances.

b.                                      The date of termination of Executive’s employment under the circumstances described in this Section 4.4 shall be the date Executive’s employment is terminated pursuant to Section 4.1(c) or the date of Executive’s death, as the case may be.

5.                                      Legal Fees and Expenses.  Zomax shall pay for all legal fees and expenses incurred by Executive up to $18,000 in connection with the negotiation, preparation, review, execution and interpretation of this Agreement and other related documents (including any amendment of this Agreement).

Prior to a Change of Control, if Executive is successful in seeking to obtain or enforce any right or benefit provided by this Agreement from or against Zomax in a proceeding before a court of competent jurisdiction or before an arbitrator or arbitration panel, Zomax shall reimburse Executive for all reasonable legal fees and expenses incurred by Executive in the pursuit of any employment right or benefit.

If after a Change of Control, Executive is successful in seeking to obtain or enforce any right or benefit provided by this Agreement from or against a “Successor” of Zomax before a court of competent jurisdiction or before an arbitrator or arbitrator panel, Successor shall advance Executive for all reasonable legal fees and expenses incurred by Executive in the pursuit of any employment right or benefit.

6.                                      Assignment of Inventions.  Executive agrees to promptly disclose to Zomax in writing all Inventions; and all such Inventions shall be the exclusive property of Zomax and are hereby assigned by Executive to Zomax.  Further, Employee will, at Zomax’s expense, give Zomax all assistance it reasonably requires to perfect, protect, and use its rights to Inventions.  In particular, but without limitation, Executive will sign all documents, do all things, and supply all information that Zomax may deem necessary or desirable to:

(i)                                     transfer or record the transfer of his entire right, title and interest in Inventions; and

(ii)                                  enable Zomax to obtain patent, copyright or trademark protection for Inventions anywhere in the world.

The obligations of this Section 6 shall continue beyond the termination of employment with respect to Inventions conceived or made by Executive during the period of his employment and shall be binding upon assigns, executors, administrators and other legal representatives.  For purposes of this Agreement, any Invention relating to the business of Zomax on which Executive files a patent application within six (6) months after termination of employment with Zomax shall be presumed to cover Inventions conceived by Executive during the term of his employment, subject to proof to the contrary by good faith, written and duly corroborated records establishing that such Invention was conceived and made following termination of employment.

NOTICE:  Pursuant to Minnesota Statutes § 181.78, Executive is hereby notified that this Section 6 does not apply to any invention for which no equipment, supplies, facility, or trade secret information of Zomax was used and which was developed entirely on Executive’s own time, and (1) which does not relate (a) directly to the business of Zomax or (b) to Zomax’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the employee for Zomax.

7.                                      Confidential Information.  Executive agrees not to directly or indirectly use or disclose Confidential Information for the benefit of anyone other than Zomax, either during or after employment, for as long as the information retains the characteristics of Confidential Information described in Section 1 above.

8.                                      Return of Documents and Property.  All documents and tangible items provided to Executive by Zomax, or possessed by or created by Executive for use in connection with his employment, are the property of Zomax and shall be promptly returned to Zomax on termination of employment together with all copies, recordings, abstracts, notes or reproductions of any kind made from or about the documents and tangible items or the information they contain.

9.                                      Noncompetition.  In consideration of Executive’s rights under this Agreement, Executive agrees that, from and after the Effective Date and continuing until the one-year anniversary of termination or cessation of Executive’s employment with Zomax, Executive will not, alone or in any capacity with another legal entity:

(i)                                     directly or indirectly, own any interest in, control, be employed by or associated in a material manner with, or render services to (including but not limited to services in research), any person or entity (or subsidiary, subdivision, division, or joint venture of such entity) in connection with the design, development, manufacture, marketing, or sale of a Competitive Product that is sold or intended for distribution or sale in any geographic area in which Zomax actively markets, or in which, to the Executive’s knowledge acquired through his employment with Zomax, Zomax intends to actively market, a Company Product of the same general type or function;

(ii)                                  directly or indirectly, solicit any of Zomax’s then current employees for the purpose of hiring them or inducing them to leave their employment with Zomax;

(iii)                               directly or indirectly, solicit, attempt to solicit, interfere, or attempt to interfere with Zomax’s relationship with its then current customers or potential customers (of which Executive has knowledge acquired through his employment with Zomax), on behalf of himself or any other person or entity engaged in the design, development, manufacture, marketing, or sale of a Competitive Product; or

(iv)                              directly or indirectly design, develop, manufacture, market, or sell any Competitive Product that is sold or intended for distribution or sale in any geographic area in which Zomax actively markets, or in which, to the Executive’s knowledge acquired through his employment with Zomax, Zomax intends to actively market, a Company Product of the same general type or function.

In the event that Executive receives a payment from Zomax pursuant to Section 4.3 above, the reference to the “one-year anniversary” in the first sentence of this Section shall be changed to the “eighteen-month anniversary”.

Notwithstanding the foregoing in no event shall ownership of less than four percent (4%) of the outstanding publicly-traded equity or debt securities of any issuer or less than four percent (4%) of the outstanding interests in a private equity fund, mutual fund or other pooled investment account, in each case, in which the Executive does not actively participate in the management thereof, be prohibited by this Section 9.

10.                               Breach of Noncompetition Provisions of this Agreement.  In addition to any other relief or remedies afforded by law or in equity, if Executive breaches Section 9 of this Agreement, Executive agrees that Zomax shall be entitled, as a matter of right, to injunctive relief in any court of competent jurisdiction.  Executive recognizes and hereby admits that irreparable damage will result to Zomax if he violates or threatens to violate the terms of Section 9 of this Agreement.  This Section 10 shall not preclude the granting of any other appropriate relief including, without limitation, money damages against Executive for breach of Section 9 of this Agreement.

11.                               Indemnification.  The Company shall indemnify Executive, for such expenses and liabilities, in such manner, under such circumstances, and to such extent, as permitted by Minnesota Statutes, Section 302A.521, as now enacted or hereafter amended.  The right to indemnification includes the right to be paid by Zomax the expenses incurred in defending any proceeding in advance of its final disposition.

Zomax agrees to provide to the Executive director’s and officer’s liability insurance coverage that provides the maximum coverage provided to its other officers and directors in respect of any liabilities that might arise out of his service as a director and officer of Zomax.  The parties recognize and agree that determination as to the amount of such insurance that is reasonable shall reflect not only the need to protect the Executive against liability, but also the cost and availability of such insurance.

After termination of employment, the Executive will be available to give testimony and assistance in connection with any future litigation or arbitration proceedings arising from activities of Zomax during the period of his employment.  Such testimony and assistance will be scheduled at times and locations convenient for the Executive and not inconsistent with his health and the responsibilities that he then may have in connection with subsequent employment or other rendering of services.  Zomax shall reimburse him for all reasonable out-of-pocket travel and other expenses, including legal fees, incurred by him in connection with his testimony and assistance pursuant to this Section 11.  Such fees and reimbursements shall be paid promptly after the Executive’s submission to Zomax of statements in such reasonable detail as to enable Zomax to make such payment.

12.                               Effect of Other Obligations.  It is intended that the obligation of the parties to perform the terms of this Agreement is unconditional and does not depend on the performance or non-performance of any terms, duties or obligations not specifically recited in this Agreement.

13.                               Binding Agreement.  This Agreement shall be binding upon, and inure to the benefit of Zomax, its successors and assigns, but without the prior written consent of Executive, this Agreement may not be assigned other than in connection with a merger or sale of substantially all the assets of Zomax or similar transaction.  The rights of the Executive hereunder to payments and benefits shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

14.                               Severability.  If the final determination of a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term of provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

15.                               Amendment; Waiver.  This Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by both parties hereto.  The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

16.                               Governing Law.  All matters affecting this Agreement, including the validity thereof, are to be governed by, interpreted and construed in accordance with the laws of the State of Minnesota without regard to the conflict of laws principles thereof.

17.                               Notices.  Any notice hereunder by either party to the other shall be given in writing by personal delivery or certified mail, return receipt requested.  If addressed to Executive, the notice shall be delivered or mailed to Executive at the address most recently communicated in writing by Executive to Zomax, or if addressed to Zomax, the notice shall be delivered or mailed to Zomax at its executive offices to the attention of the Board of Directors of Zomax.  A notice shall be deemed given, if by personal delivery, on the date of such delivery or, if by certified mail, on the date shown on the applicable return receipt.

18.                               Supersedes Previous Agreements.  This Agreement supersedes all prior or contemporaneous negotiations, commitments, agreements and writings with respect to the subject matter hereof, all such other negotiations, commitments, agreements and writings will have no further force or effect, and the parties to any such other negotiation, commitment, agreement or writing will have no further rights or obligations thereunder.

19.                               Headings; Construction.  The headings of Sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.  This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

20.                               Benefit.  Subject to Section 13, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

21.                               Release.  Executive understands and agrees that he will be entitled to no severance payments under Section 4.3 and 4.4 above unless he executes and does not rescind a release agreement in the form mutually agreed to be Zomax and Executive and that will provide for a mutual and comprehensive release of claims by each party against the other party, except for any of Executive’s contractual claims (including, without limitation under this Agreement and any equity-based award agreements) or claims for accrued benefits in favor of Executive.

22.                               No Mitigation.  Executive shall not be required to mitigate the amount of any payment or benefit hereunder, nor shall any payment or benefit be reduced by any earnings or benefits that Executive may receive from another source.

IN WITNESS WHEREOF, Zomax has caused this Agreement to be signed by its Chairman of the Compensation Committee pursuant to the authority of its Board, and Executive has executed this Agreement, effective as of April 14, 2005.

ZOMAX INCORPORATED

By:	/s/ Janice Ozello Wilcox
Chairman, Compensation Committee

/s/ Anthony Angelini
Anthony Angelini